Exhibit 99.1

Alliqua BioMedical, Inc. Announces 1-for-10 Reverse Stock Split

Shares of Common Stock Will Begin Trading on Split-Adjusted Basis on October 6, 2017

YARDLEY, PA., October 5, 2017 (GLOBE NEWSWIRE) -- Alliqua BioMedical, Inc. (NASDAQ: ALQA) (“Alliqua or the “Company”), a regenerative technologies company committed to restoring tissue and rebuilding lives, today announced that the Company will effect a reverse stock split of its issued and outstanding common stock at an exchange ratio of 1-for-10, after the close of business on Thursday, October 5, 2017. The Company's common stock will begin trading on split-adjusted basis on Friday, October 6, 2017 under a new CUSIP number 019621309, and will remain listed on The Nasdaq Capital Market under the symbol "ALQA”.

The reverse stock split was previously approved by Alliqua's stockholders at the Company’s special meeting of stockholders on September 13, 2017. On October 2, 2017, the Company's Board of Directors approved the implementation of a reverse stock split and determined the appropriate reverse stock split to be a ratio of 1-for-10.

Upon the effectiveness of the reverse stock split, each ten shares of the Company's issued and outstanding common stock will be automatically combined and converted into one issued and outstanding share of common stock, par value $0.001 per share. Proportional adjustments also will be made to the shares issuable in connection with the Company’s outstanding stock options and warrants. As a result of the reverse stock split, there will be approximately 4.9 million shares of common stock outstanding.

The reverse stock split will affect all stockholders uniformly and will not alter any stockholder's percentage interest in the Company's equity, except to the extent that the reverse stock split would result in a stockholder owning a fractional share. Any fractional share of a stockholder resulting from the reverse stock split will be rounded up to the next whole number of shares.

Once the reverse stock split becomes effective, stockholders holding shares through a brokerage account will have their shares automatically adjusted to reflect the 1-for-10 reverse stock split.  It is not necessary for shareholders holding shares of the Company’s common stock in certificated form to exchange their existing stock certificates for new stock certificates of the Company in connection with the reverse stock split, although stockholders may do so if they wish. Stockholders should direct any questions concerning the reverse stock split to their broker or the Company’s transfer agent, Action Stock Transfer Corporation, at (801) 274-1088.

About Alliqua BioMedical, Inc.

Alliqua is a regenerative technologies company committed to restoring tissue and rebuilding lives. Through its sales and distribution network, together with its proprietary products, Alliqua offers solutions that allow clinicians to utilize the latest advances in regenerative technologies to bring improved patient outcomes to their practices.

Alliqua currently markets the human biologic regenerative technologies, Biovance® and Interfyl™. The Company also markets its UltraMist® Therapy System, which delivers painless, noncontact low-frequency ultrasound below the wound bed to promote the healing process.

Alliqua can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its hydrogel technology. The Company has locations in Yardley, Pennsylvania, Langhorne, Pennsylvania and Eden Prairie, Minnesota.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

Legal Notice Regarding Forward-Looking Statements:

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; inadequate capital; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key customer or supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; and the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K filed with the SEC, and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

CONTACT: Investor Relations Alliqua:

Westwicke Partners on behalf of Alliqua Biomedical, Inc.

Mike Piccinino, CFA +1-443-213-0500

AlliquaBiomedical@westwicke.com